EXHIBIT 10.15

FEDERAL HOME LOAN BANK OF SEATTLE
THRIFT PLAN BENEFIT EQUALIZATION PLAN
Originally Effective as of
July 1, 1994
Amended Effective as of
January 1, 2005,
Except as Otherwise
Stated Herein

THRIFT PLAN BENEFIT EQUALIZATION PLAN

INTRODUCTION
The adoption of this Thrift Plan Benefit Equalization Plan has been authorized by the Board of Directors of the Federal Home Loan Bank of Seattle (the “Employer”) solely for the purpose of providing benefits to certain employees selected by the Employer, which benefits are equivalent to the matching contributions and 401(k) contributions which would have been available under the qualified defined contribution Thrift Plan, as adopted by the Employer (the “Thrift Plan”), but for the limitations placed on benefits for such employees by Sections 401(a) (17), 401(k)(3)(A)(ii), 401(m), 402(g) and 415 of the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto (“Code”).
This Plan is intended to provide benefits in excess of the limitations on benefits imposed by the Code for eligible employees whose benefits payable under this Plan shall be paid solely from the general assets of the Employer and/or a grantor trust established by the Employer to pay such benefits. No benefits under this Plan shall be payable from the assets of the Thrift Plan.

Article 1. Definitions

When used in the Plan, the following terms shall have the following meanings:
1.01 “Account” means the recordkeeping account maintained hereunder to record the contributions deemed to be made by the Member and the Employer, as well as the increase or loss in value attributable to the earnings thereon, all as described hereafter.
1.02 “Actuary” means the independent consulting actuary retained by the Employer to assist the Committee in its administration of the Plan.
1.03 “Beneficiary” means the beneficiary or beneficiaries designated in accordance with Article 5 of the Plan to receive the benefit, if any, payable upon the death of a Member of the Plan.
1.04 “Board of Directors” means the Board of Directors of the Employer.
1.05 “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
1.06 “Code Limitations” means the cap on compensation taken into account by a plan under Code Section 401(a)(17), the limitations on 401(k) contributions necessary to meet the average deferral percentage (“ADP”) test under Code Section 401(k)(3)(A)(ii), the limitations on employee and matching contributions necessary to meet the average contribution percentage (“ACP”) test under Code Section 401(m), the dollar limitations on elective deferrals under Code Section 402(g) and the overall limitations on contributions and benefits imposed on qualified plans by Code Section 415, as such provisions may be amended from time to time, and any similar successor provisions of federal tax law.
1.07 “Committee” means the Thrift Plan Benefit Equalization Plan Committee appointed by the Board of Directors to administer the Plan.
1.08 “Compensation” means, for purposes of this Plan, an Employee’s total salary or wages from the Employer, before any salary reduction contributions to the Employer’s 401(k) Plan, to the Employer’s Internal Revenue Code Section 125 flexible benefits plan, to the Employer’s Internal Revenue Code Section 132(f) qualified transportation fringe benefits plan, and to this Plan, but excluding any Employer contributions to this Plan, Employer contributions to any similar retirement plan, and payments by the Employer (other than Section 125 contributions) on account of medical, disability and life insurance.
Compensation also includes bonuses, if the Member makes a separate irrevocable deferral election to defer a percentage of a bonus no later than June 30 of the applicable calendar year performance period, even though that bonus will not be payable until the next calendar year, and by March 15, 2005 for the 2004 calendar year performance period.
1.09 “Effective Date” of this amended and restated Plan is January 1, 2005, except as otherwise specifically provided herein. The Plan’s original Effective Date was July 1, 1994.
1

This Plan has been amended and restated as of January 1, 2005 to comply with Code Section 409A and applicable regulations.

1.10 “Employer” means the Federal Home Loan Bank of Seattle.
1.11 “Member” means a Highly-Compensated Employee of the Employer, as that term is defined in the Thrift Plan, who has been selected to be a Member by the Board of Directors. Notwithstanding the foregoing, effective January 1, 2007, the Board designates as an eligible Member any employee whose Compensation will exceed the limit on eligible compensation for a Plan Year under Code Section 401(a)(17), regardless of whether that employee is treated as a Highly-Compensated Employee under Code Section 414(q); provided, however, that any previous designation of an eligible Member by the Board shall remain in effect to the extent that such designation has not been previously revoked by the Board.
1.12 “Plan” means the Federal Home Loan Bank of Seattle Thrift Plan Benefit Equalization Plan, as set forth herein and as amended from time to time, plus any administrative rules and regulations adopted by the Committee.
1.13 “Plan Year” means the calendar year.
1.14 “Thrift Plan” means the qualified defined contribution Thrift Plan and trust under Sections 401(a) and 501(a) of the Code, as adopted by the Employer.

Article 2. Membership
2.01 Each employee of the Employer who is selected as a Member in this Plan and who is included in the membership of the Thrift Plan shall be enrolled as a Member of this Plan for the purposes of Article 3 on the latest of (i) the date on which he is eligible to make an elective contribution under the Thrift Plan, (ii) the date he is selected as a Member by the Board of Directors, or (iii) July 1, 1994.
2.02 If a Member is no longer entitled to participate in the Thrift Plan and to make any contributions to the Thrift Plan, his membership in the Plan shall terminate on such date.
2.03 A benefit shall be payable under the Plan to or on account of a member only upon the Member’s retirement, death or other termination of employment with the Employer.
2.04 No employee shall have the automatic right to be selected as a Member. Once selected as a Member, the employee shall remain a Member each year unless removed by action of the Board of Directors. If an employee ceases to be a Member but continues to be employed by the Employer, he shall not be eligible to defer any further portion of his compensation under Sections 3.01, 3.02 or 3.03 until he shall again become a Member.

Article 3. Amount and Payment of Benefits

3.01 Annually on or before December 31, a Member may elect to defer an amount of his compensation for the next calendar year. The amount deferred may not exceed an amount that is determined annually by the Committee in its sole discretion and that is communicated to the Member during December of the year preceding the calendar year in which the compensation is deferred. The election shall be in writing, on a form provided by the Committee, and shall be irrevocable as to any compensation payable in the next calendar year. Any change of election with respect to future years’ Compensation must be filed with the Committee prior to the end of the calendar year preceding the calendar year in which the change is to take effect.
Notwithstanding the previous paragraph, a new Member may elect to defer the receipt of a portion of his Compensation payable for services performed after the date of such election during the remainder of the calendar year of eligibility in an amount not to exceed the amount determined by the Committee as described in the preceding paragraph. That election must be made in writing within 30 days after the Member is notified of his eligibility to participate in this Plan, and shall be irrevocable as to any Compensation payable for services performed after the date of such election during the remainder of that calendar year.
The amount deferred by the Member pursuant to this Section 3.01 shall be withheld from the Member’s Compensation each month in such percentages as the Member designates on an election form completed by December 31 for each month in the next calendar year. The Member may designate different percentages for each such month, if he or she wishes. Notwithstanding the foregoing, a Member may elect to make a separate deferral election with respect to bonuses, if that irrevocable election to defer a percentage of a bonus is made no later than June 30 of the applicable calendar year performance period, even though that bonus will not be payable until the next calendar year, and by March 15, 2005 for the 2004 calendar year performance period.
3.02 A Member annually may make an additional irrevocable election within the time period described in Section 3.01 (on or before December 31 for the next calendar year) to contribute an additional amount of his Compensation to the Employer’s Thrift Plan for the next calendar year. The amount subject to such election shall be equal to the lesser of (a) the maximum amount of additional elective contributions that could be made to the Employer’s Thrift Plan for the next calendar year on his or her behalf under the average deferral percentage test and subject to the limitation on elective deferrals under Internal Revenue Code Section 402(g), or (b) his or her Compensation deferred under this Plan for the next calendar year. If a Member makes that election, the amount subject to the election shall be available in cash to the Member as soon as is practicable after the end of the applicable calendar year, but in no event later than March 15 of the year following that calendar year; provided, however, that such amount shall be contributed as an elective contribution to the Employer’s Thrift Plan, if the Member has irrevocably elected to do so, no later than December 31 of the calendar year in which the Compensation to which the salary deferral relates is earned.
3.03 For each elective contribution addition credited to a Member under Section 3.01, such Member shall also be credited with a matching contribution addition under this Plan equal to the matching contribution, if any, that would be credited under the Thrift Plan with respect to such amount if contributed to the Thrift Plan, determined as if the provisions of the Thrift Plan were administered without regard to the Code Limitations and determined after taking into account the employee’s actual regular account and 401(k) account elective contributions to and actual matching contributions under the Thrift Plan. Such matching contribution addition for any calendar year shall be determined after subtracting any Member elective contribution additions that are contributed to the Employer’s Thrift Plan under Section 3.02. Notwithstanding the foregoing, Members will not be credited with a matching contribution addition under this Plan for calendar year 2005, so that any elective contribution addition credited to a Member under Section 3.01 for calendar year 2005 will not receive any matching contribution addition under this Plan for that year.
3.04 The Committee shall maintain Plan recordkeeping accounts on the books and records of the Employer for each Member. The pre-2005 elective contribution additions and matching contribution additions of a Member under Sections 3.01 and 3.03 shall be credited to the Member’s pre-2005 grandfathered Plan recordkeeping account as soon as reasonably practicable after the date that the compensation reduced under Section 3.01 would otherwise have been paid to such Member. The post-2004 elective contribution additions and matching contribution additions of a Member under Sections 3.01 and 3.03 shall be credited to the Member’s post-2004 Plan recordkeeping account as soon as reasonably practicable after the date that the compensation reduced under Section 3.01 would otherwise have been paid to such Member. In addition, the respective Plan recordkeeping accounts of a Member shall be adjusted from time to time to reflect an investment rate of return equal to the investment rate of return on the Thrift Plan funds elected by the Member on the Member’s Change of Investment Form for this Plan.

3.05 A Member shall irrevocably elect in writing within 60 days after retirement or termination with the Employer to receive the Member’s pre-2005 grandfathered Plan recordkeeping account in the form of (a) a lump sum payment as soon as reasonably practicable after his or her retirement or termination of employment with the Employer, or (b) installment payments over a period of up to ten years after his or her retirement or termination of employment with the Employer. If the Member fails to elect a form of payment within such time, the Member’s pre-2005 grandfathered Plan recordkeeping account shall be paid in the form of installment payments over a period of ten years.
3.06 In accordance with IRS transition rules under Code Section 409A, all Members must elect no later than December 31, 2008 to receive their post-2004 Plan recordkeeping account upon retirement or termination of employment or death in a lump sum payment or in installment payments over a period of up to ten years after his or her retirement or termination of employment with the Employer, or death; provided, however, that if an existing Member retires, terminates, or dies in 2006, 2007, or 2008, his or her prior election of the form of payment of the Post-2004 Account cannot be changed in 2006, 2007, or 2008 as to the amounts that would otherwise have been paid in the year in which that election is made. New Members after December 31, 2008 must initially elect at the time they become a Member to receive their post-2004 Plan recordkeeping account upon retirement or termination of employment, or death in a lump sum payment or in installment payments over a period of up to ten years. Payments shall commence within sixty (60) days after the applicable distribution event. A Member may later elect at least twelve (12) months prior to retirement or termination of employment or death to change the form of payment the Member previously elected to a lump sum payment or installment payments over a period of up to ten years, provided that election also changes the distribution date of the Member’s post-2004 Plan recordkeeping account to a date that is at least five years later than the date of the Member’s retirement or termination of employment or to a date permitted by Code Section 409A regulations or guidance, if that date would be earlier. The five-year extension does not apply if payment is to begin upon the Member’s death.
3.07 If a Member dies prior to receiving the balance credited to his or her pre-2005 grandfathered Plan recordkeeping account under Section 3.05 above, his or her beneficiary shall irrevocably elect in writing within 60 days after the Member’s death to receive the Member’s pre-2005 grandfathered Plan recordkeeping account in the form of (a) a lump sum payment as soon as reasonably practicable after the Member’s death, or (b) installments over a period of up to ten years after the Member’s death. If the beneficiary fails to elect a form of payment within such time, the Member’s pre-2005 grandfathered Plan recordkeeping account shall be paid to the beneficiary in the form or installment payments over a period of ten years after the Member’s death.
3.08 If a Member dies prior to the commencement of payments from his or her post-2004 Plan recordkeeping account, the Member’s Beneficiary shall receive the Member’s post-2004 Plan recordkeeping account in the most recent form of payment properly elected by the Member prior to his or her death in accordance with the terms of this Plan. If the Member made no form of payment election, the Member’s post-2004 Plan recordkeeping account will be paid to the Beneficiary in ten annual installments, beginning as soon as reasonably practicable after the Member’s death. If a Member dies after payments to the Member have already commenced and the Member had elected installment payments, the Member’s Beneficiary shall receive the remaining annual installment payments that would otherwise have been paid to the Member. This Paragraph 3.08 also applies to former Members who still have a post-2004 Plan recordkeeping account balance at the time of their death.

Article 4. Source and Method of Payments
4.01 All payments of benefits under the Plan shall be paid from, and shall only be a general claim upon, the general assets of the Employer, notwithstanding that the Employer, in its discretion, may establish a bookkeeping reserve or a grantor trust (as such term is used in Sections 671 through 677 of the Code) to reflect or to aid it in meeting its obligations under the Plan with respect to any Member or prospective member or beneficiary. No benefit whatever provided by the Plan shall be payable from the assets of the Thrift Plan. No Member shall have any right, title or interest whatever in or to any investments which the Employer may make or any specific assets which the Employer may reserve to aid it in meeting its obligations under the Plan.

Article 5. Designation of Beneficiaries
5.01 The beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon a Member’s death shall be the same as the Member has chosen for the Thrift Plan.
5.02 If no such valid beneficiary designation is in effect at the time of a Member’s death, or if no designated beneficiary survives the Member, the Member’s estate shall be deemed to have been designated his beneficiary and shall be paid the amount, if any, payable under the Plan upon the Member’s death. If the Committee is in doubt as to the right of any person to receive such amount, the Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Employer therefor.

Article 6. Administration of the Plan
6.01 The Board of Directors has delegated to the Committee, subject to those powers which the Board has reserved as described in Article 7 below, general authority over and responsibility for the administration of the Plan. The Committee shall, subject to the review and approval of the Human Resources Committee of the Board of Directors, interpret and construe the Plan, make all determinations considered necessary or advisable for the administration of the Plan and any trust referred to in Article 4 above, and the calculations of the amount of benefits payable thereunder, and review claims for benefits under the Plan. The Human Resources Committee of the Board of Directors’ interpretations and constructions of the Plan and its decisions or actions thereunder shall be binding and conclusive on all persons for all purposes.
6.02 If the Committee deems it advisable, it shall arrange for the engagement of the Actuary, and legal counsel and certified public accountants (who may be counsel or accountants for the Employer), and other consultants, and make use of agents and clerical or other personnel, for purposes of the Plan. The Committee may rely upon the written opinions of such Actuary, counsel, accountants, and consultants, and upon any information supplied by the Thrift Plan for purposes of Sections 3.01 and 3.02 of the Plan, and delegate to any agent or to any subcommittee or Committee member its authority to perform any act hereunder, including without limitation those matters involving the exercise of discretion; provided, however, that such delegations shall be subject to revocation at any time at the discretion of the Committee. The Committee shall report to the Human Resources Committee of the Board of Directors at least once each calendar year with regard to the matters for which it is responsible under the Plan.
6.03 The Committee shall consist of at least three individuals, each of whom shall be appointed by, shall remain in office at the will of, and may be removed, with or without cause, by the Board of Directors. No Committee member shall be entitled to act on or decide any matters relating solely to such Committee member or any of his or her rights or benefits under the Plan. Any Committee member may resign at any time. A Committee member shall not receive any special compensation for serving in such capacity but shall be reimbursed for any reasonable expenses incurred in connection therewith. No bond or other security need be required of the Committee or any Committee member in any jurisdiction.
6.04 The Committee shall elect or designate its own Chairman, establish its own procedures and the time and place for its meetings and provide for the keeping of minutes of all meetings. Any action of the Committee may be taken upon the affirmative vote of a majority of the Committee members at a meeting or, at the direction of its Chairman, without a meeting by mail or telephone, provided that all of the Committee members are informed in writing of the vote.
6.05 All claims for benefits under the Plan shall be submitted in writing to the Chairman of the Committee. The Committee will make its determination regarding claims and provide written notice of the decision on each such claim with reasonable promptness to the Member or his beneficiary (the “claimant”). The claimant may request a review by the Human Resources Committee of the Board of Directors of any decision denying the claim in whole or in part. Such request shall be made in writing and filed with the Human Resources Committee of the Board of Directors within 30 days of such denial. A request for review shall contain all additional information which the claimant wishes the Human Resources Committee of the Board of Directors to consider. The Human Resources Committee of the Board of Directors may hold any hearing or conduct any independent investigation which it deems desirable to render its decision, and the decision on review shall be made as soon as feasible after the Human Resources Committee of the Board of Directors’ receipt of the request for review. Written notice of the decision on review shall be furnished to the claimant. For all purposes under the Plan, such decisions on claims (where no review is requested) and decisions on review (where review is requested) shall be final, binding and conclusive on all interested persons as to all matters relating to the Plan.
6.06 All expenses incurred by the Committee and the Human Resources Committee of the Board of Directors in its administration of the Plan shall be paid by the Employer.

Article 7. Amendment and Termination
7.01 The Board of Directors may amend, suspend or terminate, in whole or in part, the Plan without the consent of the Committee, any Member, beneficiary or other person, except that no amendment, suspension or termination shall retroactively impair or otherwise adversely affect (without consent) the rights of any Member, beneficiary or other person to benefits under the Plan which have accrued prior to the date of such action, as determined by the Committee in its sole discretion, provided, however, that such benefits shall continue to be adjusted thereafter to reflect investment gains and losses.
Provided, however, that effective November 1, 2003, the Board of Directors delegates amendment authority to the Committee to adopt Plan amendments which are of an administrative nature or are required or permitted under applicable law, provided that any such amendment is reported to the Board within 2 1/2 months after the end of the Plan Year in which that amendment is adopted.
Article 8. General Provisions
8.01 The Plan shall be binding upon and inure to the benefit of the Employer and its successors and assigns and the Members, and their successors, assigns, designees and estates. The Plan shall also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of the Employer, but nothing in the Plan shall preclude the Employer from merging or consolidating into or with, or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligation of the Employer hereunder. The Employer agrees that it will make appropriate provision for the preservation of the Members’ rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization, or transfer of assets. Upon such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Employer, the term “Employer” shall refer to such other organization and the Plan shall continue in full force and effect to the extent such successor organization has assumed the Plan. If such successor organization does not assume the Plan, the Employer remains liable for payment of Plan benefits under this Plan.
8.02 Neither the Plan nor any action taken thereunder shall be construed as giving to a Member the right to be retained in the employ of the Employer or as affecting the right of the Employer to dismiss any Member from its employ.
8.03 The Employer shall withhold or cause to be withheld from all benefits payable under the Plan all federal, state, local or other taxes required by applicable law to be withheld with respect to such payments.
8.04 No right or interest of a Member under the Plan may be assigned, sold, encumbered, transferred or otherwise disposed of and any attempted disposition of such right or interest shall be null and void.
8.05 If the Committee shall find that any person to whom any amount is or was payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment, or any part therefor, due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Committee is so inclined, be paid to such person’s spouse, adult child or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be in complete discharge of the liability of the Plan and the Employer therefor.
8.06 The unpaid balance of any account maintained pursuant to this Plan is an unsecured, general obligation of the Employer. All amounts deferred hereunder remain the unrestricted assets of the Employer. Any assets purchased shall remain the sole property of the Employer subject to the claims of its general creditors and shall be available for the Employer’s use for whatever purpose desired. No Participant hereunder shall have any right other than the unsecured promise of the Employer to pay deferred Compensation in the future. No Participant has ownership rights with respect to any asset of the Employer by reason of his or her participation in this Plan.
8.07 All elections, designations, requests, notices, instructions, and other communications from a Member, beneficiary or other person to the Committee required or permitted under the Plan shall be in such form as is prescribed from time to time by the Committee and shall be mailed by first-class mail or delivered to such location as shall be specified by the Committee and shall be deemed to have been given and delivered only upon actual receipt thereof at such location.
8.08 The benefits payable under the Plan shall be in addition to all other benefits provided for employees of the Employer and shall not be deemed salary or other compensation by the Employer for the purpose of computing benefits to which any employee may be entitled under any plan or arrangement of the Employer.

8.09 No Committee member shall be personally liable by reason of any instrument executed by him or her or on his or her behalf, or action taken by him, in his capacity as a Committee member nor for any mistake of judgment made in good faith, unless due to the Committee Member’s fraud, bad faith, willful misconduct or gross negligence. The Employer shall indemnify and hold harmless each Committee member and each employee, officer or director of the Employer, to whom any duty, power, function or action in respect of the Plan may be delegated or assigned, against any cost or expense (including fees of legal counsel) and liability (including any sum paid in settlement of a claim or legal action with the approval of the Employer) arising out of anything done or omitted to be done in connection with the Plan, unless arising out of such person’s fraud, bad faith, willful misconduct or gross negligence.
8.10 As used in the Plan, the masculine gender shall be deemed to refer to the feminine, and the singular person shall be deemed to refer to the plural, wherever appropriate.
8.11 The captions preceding the section of the Plan have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provisions of the Plan.
8.12 The Plan shall be construed, administered and enforced according to the laws of the State of Washington in effect from time to time. Venue shall also be in the State of Washington.
This amended and restated Thrift Plan Benefit Equalization Plan has been duly executed by the Employer’s authorized representative this 30th day of December , 2008, to be effective as of January 1, 2005, except as otherwise specifically stated herein.

FEDERAL HOME LOAN BANK OF SEATTLE

By
Chairman of the Board of Directors